Exhibit 99.1

Restricted Stock. On October 3, 2005, the Compensation and Leadership Committee approved Restricted Stock grants under the Hewitt Global Stock and Incentive Compensation Plan (the “Plan”) to the following executives in the amounts indicated below:

Name	Restricted Stock
Dale Gifford	30,000
Bryan Doyle	15,000
Perry Brandorff	12,500
John Ryan	7,500

These shares were granted on October 3, 2005, as time-based restricted stock, subject to forfeiture based on a 4 year/25% per year vesting requirement. The initial vesting date is July 1, 2006.

Change- in-Control Executive Severance Plan. On October 3, 2005, the Committee approved a Change-in Control Executive Severance Plan (the “Plan”) for selected senior executives.

The Plan commences on October 3, 2005 and continues in effect until terminated by the Company. Under the Plan, upon a change-in-control event coupled with a participating executive’s loss of employment, the executive would receive certain benefits, including a lump sum payment equal to two times base pay and target annual incentive, continuation of certain health benefits for 24 months, and 100% vesting of all unvested equity grants.

The Plan applies to 24 senior executives, including Dale Gifford, Bryan Doyle, Perry Brandorff, John Ryan, and Dan DeCanniere.